January 12, 1999


Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

Re: Registration Statement on Form S-4 of Summit Bancorp.  Relating to Shares of
    Summit  Bancorp.  Common Stock Issuable in Connection with the Merger of New
    Canaan Bank and Trust Company with and into NSS Bank, a wholly-owned subsidiary of Summit Bancorp.

Gentlemen:

This opinion is given in connection with Registration Statement No. 333-69119 on Form S-4 (the "Registration Statement") filed by Summit Bancorp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 1,422,161 shares of the Company's Common Stock, par value $.80 per share (the "Common Shares"), to be issued to shareholders of New Canaan Bank and Trust Company ("New Canaan") in connection with the merger of New Canaan with and into NSS Bank, a wholly-owned subsidiary of the Company (the "Merger"), pursuant to an Agreement and Plan of Merger dated August 24, 1998 (the "Merger Agreement").

I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

Based upon the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the shareholders of New Canaan, (ii) that a Certificate of Merger complying with the Merger Agreement and meeting all applicable requirements of the New Jersey Business Corporation Act is duly executed and filed in accordance with the New Jersey Business Corporation Act and (iii) that the Merger Agreement and approval of the Connecticut Banking Commissioner are filed in accordance with the Banking Law of Connecticut, I am of the opinion that the Common Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of the Common Stock, $5.00 par value, of New Canaan will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Proxy Statement-Prospectus which is part of said Registration Statement.

Very truly yours,

/s/ Richard F. Ober, Jr.